Exhibit 23.1

Consent of UHY LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-88568, 333-31414, and 333-34411) on form S-3 and (No. 333-132208, 333-85606 and 333-40230) on Form S-8 of Velocity Express Corporation and subsidiaries, of our report dated October 15, 2007, with respect to the consolidated financial statements and schedule of Velocity Express Corporation included in its Annual Report (Form 10-K) for the year-ended June 30, 2007.

/s/ UHY LLP

Hartford, Connecticut

October 15, 2007